Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

•	Record-setting 2019:
o	Full year sales of $555 million, up 9%
o	GAAP net income of $60.3 million, up 29%
o	GAAP EPS of $1.88, up 26%
o	Non-GAAP cash EPS of $2.43, up 6%
•	Strong 2019 debt reduction of $52 million
•	2019 Adjusted EBITDA of $131.1 million, 23.6% margin on sales
•	Introducing 2020 revenue guidance of $520 million to $555 million, GAAP EPS of $1.55 to $1.88, non-GAAP cash EPS of $2.00 to $2.30, adjusted EBITDA margin of 22.0% to 23.0%

Sarasota, FL, February  24, 2020 — Helios Technologies, Inc. (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the fourth quarter and full year ended December 28, 2019.

Wolfgang Dangel, the Company’s President and Chief Executive Officer, commented, “We are pleased with our strong finish to 2019.  We have been focused on operational efficiency which, in the fourth quarter, led to higher output per labor hour than expected.  This facilitated better throughput and the realization of solid Hydraulics segment sales.  Additionally, the incremental revenue and improved productivity drove better-than-expected margins, leading to strong EPS performance.

“Reflecting on our achievements for the year, we continued to make tremendous progress toward our Vision 2025 goals.  Key accomplishments during 2019 include the following:

Hydraulics Segment

•

Completed our Cartridge Valve Technology (CVT), manufacturing consolidation project in the first quarter, resulting in additional capacity while improving productivity as we progressed through the year.

•	Accelerated our ‘in the region, for the region’ initiative by:

o  Starting production of CVT components in Italy to serve the EMEA market. Our next goal with this initiative is to establish full cartridge valve production capability for EMEA.

o  Approving site expansion plans in Italy to serve both Quick Release Couplings (QRC) and CVT, including full cartridge valve production capability.

o  Opening our new facility in China in the second quarter, ahead of schedule.  Shipments ramped up as we progressed through the year, in support of growing demand from the China market.

•

Progressing with our CVT engineering center of excellence project in the U.S., with completion expected in the first quarter of 2020.  This state-of-the-art facility will be the foundation for new, innovative product development.

•	Began E-Volved product initiative, our electro-hydraulic quick release coupling product range.
•	Expanded launch of new valves in the FLeX series CVT electro-hydraulic product line. This portfolio allows us to compete in new applications, facilitating a critical path to more systems business.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

Electronics Segment

•	Expanded our ability to offer our products and solutions to a broader, global and more diverse customer base.
•	Made the final earnout payment to the sellers of Enovation Controls, representing full payout of the contingent purchase price and reflecting the strong performance of the business in 2017 and 2018.
•	Successful cost management and productivity improvements drove 160 basis point improvement in gross margin.”

Mr. Dangel added, “We also realized very strong cash flow during the quarter, allowing us to exceed our adjusted free cash flow goal for the year, coming in at nearly 14% of sales.  This, in turn, contributed to $52 million of debt reduction in 2019, closing the year with 2.1x net debt-to-adjusted EBITDA as we draw nearer to our goal of less than 2x.”

Fourth Quarter 2019 Consolidated Results

($ in millions, except per share data)	Q4 2019	Q4 2018	Change	% Change
Net sales	$125.9	$138.7	$(12.8)	(9%)
Gross profit	$47.4	$52.9	$(5.5)	(10%)
Gross margin	37.7%	38.2%
Operating income	$18.8	$22.1	$(3.3)	(15%)
Operating margin	14.9%	15.9%
Non-GAAP adjusted operating margin	18.5%	19.7%
Net income	$13.8	$16.4	$(2.6)	(16%)
Diluted EPS	$0.43	$0.51	$(0.08)	(16%)
Non-GAAP cash net income	$17.2	$18.1	$(0.9)	(5%)
Non-GAAP cash EPS	$0.54	$0.56	$(0.02)	(4%)
Adjusted EBITDA	$29.2	$32.4	$(3.2)	(10%)
Adjusted EBITDA margin	23.2%	23.4%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales) as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

•	$11.1 million decline, 8%, excluding the effect of currency
•	Foreign currency translation on sales – $1.7 million unfavorable

Profits and margins

•

Gross profit and margin drivers – Improved productivity, cost management efforts, offset by reduced leverage of fixed costs on lower sales and a change in the margin profile of products sold; last year included favorable $0.8 million for acquisition inventory step-up amortization

•	Selling, engineering and administrative (“SEA”) expenses – Decreased primarily due to cost reduction efforts
•	Amortization of intangible assets – $4.5 million ($6.0 million in prior year, included short-lived acquisition intangibles)

Non-operating items

•	Net interest expense – $3.2 million ($4.6 million in prior year), decreased due to lower debt and interest rates

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

•	Effective tax rate – 18.1%, last year’s rate was not meaningful due to the U.S. Tax Cuts and Jobs Act as well as some discrete items

Net income, EPS, non-GAAP cash EPS and adjusted EBITDA

•	GAAP net income and EPS – Variance due to last year’s tax reform benefit
•	Non-GAAP cash EPS – Comparable to last year, reflects the above, adjusted for amortization and unusual items
•	Adjusted EBITDA margin – Decline of only 20 basis points on lower sales volume, reflects solid profitability in a softening demand environment

Full Year 2019 Consolidated Results

($ in millions, except per share data)	2019	2018	Change	% Change
Net sales	$554.7	$508.0	$46.7	9%
Gross profit	$212.3	$192.7	$19.6	10%
Gross margin	38.3%	37.9%
Operating income	$90.1	$75.6	$14.5	19%
Operating margin	16.2%	14.9%
Non-GAAP adjusted operating margin	20.3%	21.4%
Net income	$60.3	$46.7	$13.6	29%
Diluted EPS	$1.88	$1.49	$0.39	26%
Non-GAAP cash net income	$77.7	$72.1	$5.6	8%
Non-GAAP cash EPS	$2.43	$2.30	$0.13	6%
Adjusted EBITDA	$131.1	$124.3	$6.8	5%
Adjusted EBITDA margin	23.6%	24.5%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, non-GAAP measures described above help in the understanding of its operating performance.

Sales

•	Acquisition related – $65.5 million
•	Organic – $10.7 million decline, 2.1%, excluding the effect of currency
•	Foreign currency translation on organic sales – $8.1 million unfavorable

Profits and margins

•

Gross profit and margin drivers – Acquisitions, production efficiencies, price increases and cost management efforts, partially offset by lower organic sales volume, higher material costs, and unfavorable product mix and foreign currency; last year included $4.4 million of acquisition inventory step-up amortization

•

SEA expenses – Increased primarily due to Faster and CFP acquisitions as well as investments to support the growth and change in Helios business structure, partially offset by cost management efforts; improved as a percent of sales

•	Unusual items – $1.7 million organizational restructuring charges and $2.7 million loss on disposal of intangible asset unfavorably impacted current year operating income
•	Amortization of intangible assets – $18.1 million ($23.3 million in prior year)

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

•	Other operating profit and margin factors – Last year included $5.7 million for acquisition and financing-related expenses

Non-operating items

•	Net interest expense – Higher for debt to fund the Faster and CFP acquisitions, partially offset by debt repayments during the year
•

Foreign currency transaction (gain) loss – $0.8 million gain in current year; $3.6 million loss in prior year, including loss on foreign exchange forward contract to secure funds for Faster acquisition

•	Effective tax rate – 20.0%, up from 17.1% last year

Net income, EPS, non-GAAP cash EPS and adjusted EBITDA

•

GAAP net income and EPS – Improvement primarily driven by acquisition growth and cost management efforts, partially offset by reduced organic sales volume, an unfavorable product mix and investments to support the structural growth of the Company; last year included acquisition-related expenses

•	Non-GAAP cash EPS – Improvement primarily driven by acquisition growth
•	Adjusted EBITDA margin – Primarily impacted by lower organic sales volume, an unfavorable product mix and investments to support the structural growth of the Company

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Fourth quarter segment sales of $102.6 million decreased 8% compared with the prior-year quarter.  The $9.0 million decrease included $1.7 million from unfavorable changes in foreign currency exchange rates.  Sales declined in the Americas region by 18%, impacted by seasonality and softer end market demand.  The Europe, Middle East, Africa (“EMEA”) region declined 8% and Asia/Pacific (“APAC”) region sales grew 11%, both excluding the $1.7 million effect of unfavorable foreign currency exchange rate changes.

Fourth quarter 2019 gross margin of 36.3% expanded compared with the prior year’s 35.6% as improvements in productivity and price increases, net of material cost increases, offset unfavorable product mix, increased material costs and foreign currency.

SEA expenses in the 2019 fourth quarter decreased $0.5 million compared with the prior-year period, benefiting from cost management efforts.

Primarily due to lower sales, fourth quarter operating income decreased $2.0 million to $20.3 million, representing 19.8% of sales, compared with 20.0% last year.

For the full year 2019, segment sales grew $61.0 million, or 16%, to $442.8 million, compared with 2018.  The growth included $65.5 million of acquisition revenue contributed by Faster and CFP, and 1% organic growth excluding the $7.6 million impact of unfavorable changes in foreign currency exchange rates.  Operating income for the year was $86.0 million, or 19.4% of sales.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $23.4 million for the 2019 fourth quarter, a 14% decrease compared with the fourth quarter of last year.  The decline was primarily due to softer demand in the recreational and oil and gas end markets, as well as the

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

impact of changes in certain contractual obligations.  Foreign currency translation had a $0.1 million unfavorable impact on segment sales in the quarter.

Fourth quarter 2019 gross margin was 43.5%, down from 45.7% last year.  This decline was due to lower revenue, partially offset by cost management efforts which resulted in production efficiencies.

SEA costs decreased by $0.2 million in the quarter compared with last year due to cost management efforts.

Operating income was $3.0 million in the fourth quarter of 2019, compared with $5.1 million in 2018, with the 2019 operating margin declining to 12.9% from 18.7% last year.

Full-year segment sales were down 11% to $111.9 million, compared with 2018.  Foreign currency had a $0.6 million unfavorable impact.  Despite a stronger gross margin, the sales decline resulted in lower operating income of $22.0 million, compared with $25.0 million last year.  Benefiting from cost management efforts, the 2019 full-year operating margin of 19.7% was relatively comparable to last year’s 19.8%.

Balance Sheet and Cash Flow Review

Total debt was $300.4 million at December 28, 2019, down from $318.3 million at September 28, 2019 and $352.7 million at the end of 2018.  Cash and cash equivalents at December 28, 2019 were $22.1 million, compared with $13.7 million at September 28, 2019 and $23.5 million at December 29, 2018.  The net debt-to- adjusted EBITDA ratio improved to 2.1x at December 28, 2019, compared with 2.4x at the end of last year.

Cash provided by operations was $90.5 million and $77.5 million in 2019 and 2018, respectively.  Full-year 2019 operating cash flow reached $101.2 million after considering the second quarter contingent consideration payment.  The improvement was mainly due to improved cash from earnings and working capital management.

Capital expenditures were $25.0 million and $28.4 million for 2019 and 2018, respectively.  Capital expenditures in 2020 are estimated to be $20 million to $25 million, in support of the Company’s ongoing investments to drive its innovative leadership.

2020 Outlook and Guidance

The following summarizes the Company’s expectations for 2020, compared with actual 2019 results:

	2019 Actual	Preliminary 2020 Guidance	Change
Consolidated revenue	$555 million	$520 - $555 million	0 - (6)%
Hydraulics segment revenue	$443 million	$415 - $443 million	0 - (6)%
Electronics segment revenue	$112 million	$105 - $112 million	0 - (6)%
GAAP EPS	$1.88	$1.55 - $1.88	0 - (17)%
Non-GAAP cash EPS	$2.43	$2.00 - $2.30	(5)% - (18)%
Adjusted EBITDA margin	23.6%	22.0% - 23.0%	(60) - (160) bps

Mr. Dangel noted, “Given the economic backdrop including uncertainty surrounding the economic impact of the coronavirus, we are approaching 2020 guidance cautiously, with wider ranges than we have historically provided.  While our current end markets continue to be challenging globally, with limited pockets of growth, the economic indicators that we track signal optimism that growth will resume in other markets in the second half of the year.

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

“We believe some additional color around sequential progression and seasonality would be helpful in understanding our expectations for 2020 revenue,” Dangel added.  “We currently anticipate that our Hydraulics segment revenue will be evenly split between the first and second halves of the year, with the second quarter representing the strongest for the segment.  The progression tips slightly toward the back half of the year for the Electronics segment with a 48%/52% ratio, and the third quarter driving the second half strength.  The variations are due primarily to current global economic conditions, but are also impacted by known and potential delays in shipments to and from China in the early part of the year resulting from slowed business activity in the region after the discovery of the coronavirus.”

Continuing, Dangel stated, “While we experienced meaningful improvements in gross margin in the Electronics segment in 2019, 2020 requires significant investment for R&D and engineering resources to support the strong demand for projects with production starting in mid-to-late 2021 and continuing through 2023.  The product development process for these opportunities is a joint effort between us and our OEM customers that takes place 12-24 months before we start selling the products.  While the timing of expenses related to these customer projects occurs well ahead of the associated revenue, we are confident that these efforts will result in future sales and significant profitable growth in this segment.”

He concluded, “From a strategic perspective, we continue to work toward our Vision 2025 goals, including attainment of synergies from our past acquisitions.  Continuous improvement and innovation are embedded in our culture, driving development of new products and solutions as well as broadening our market coverage. Based on our current market position and outlook, we anticipate a CAGR rate of 8% from 2019-2025 for the Hydraulics segment, with 2025 revenue of approximately $700 million. This will result in market share gains relative to expected hydraulics market growth of 3%.  Given the projects we have in our pipeline at this time, we believe we can increase our Vision 2025 sales target for the Electronics segment to approximately $220 million, representing a 12% CAGR from 2019 through 2025.  We have a high degree of confidence that we remain on the path to achieve global technology leadership in the industrial goods sector by 2025, to be evidenced by realizing $1 billion in sales while maintaining superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, March 3, 2020.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13697528.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) conditions in the capital markets, including the interest rate environment and the availability of capital; (ii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; and (iii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2019.

Helios has presented forward-looking statements regarding non-GAAP cash EPS and Adjusted EBITDA margin. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. Helios is unable to present a quantitative reconciliation of forward-looking non-GAAP cash EPS and Adjusted EBITDA margin to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on Helios’s full year 2020 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between Helios’s actual results and preliminary financial data set forth above may be material.

This news release will discuss some historical non-GAAP financial measures, which the Company believes are useful in evaluating its performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended			For the Year Ended
	December 28,	December 29,		December 28,	December 29,
	2019	2018	% Change	2019	2018	% Change
	(Unaudited)	(Unaudited)
Net sales	$125,927	$138,723	(9)%	$554,665	$508,045	9%
Cost of sales	78,500	85,795	(9)%	342,383	315,362	9%
Gross profit	47,427	52,928	(10)%	212,282	192,683	10%
Gross margin	37.7%	38.2%		38.3%	37.9%

Selling, engineering and administrative expenses	24,134	24,789	(3)%	99,665	93,867	6%
Restructuring charges	-	-	NM	1,724	-	NM
Amortization of intangible assets	4,521	6,088	(26)%	18,065	23,262	(22)%
Loss on disposal of intangible asset	-	-	NM	2,713	-	NM
Operating income	18,772	22,051	(15)%	90,115	75,554	19%
Operating margin	14.9%	15.9%		16.2%	14.9%

Interest expense, net	3,164	4,620	(32)%	15,387	13,876	11%
Foreign currency transaction (gain) loss, net	(938)	(212)	342%	(846)	3,558	(124)%
Miscellaneous (income) expense, net	(264)	58	(555)%	(385)	243	(258)%
Change in fair value of contingent consideration	(51)	554	(109)%	652	1,482	(56)%
Income before income taxes	16,861	17,031	(1)%	75,307	56,395	34%
Income tax provision	3,052	607	403%	15,039	9,665	56%
Net income	$13,809	$16,424	(16)%	$60,268	$46,730	29%

Basic and diluted net income per common share	$0.43	$0.51	(16)%	$1.88	$1.49	26%

Basic and diluted weighted average shares outstanding	32,044	31,965		32,015	31,309

Dividends declared per share	$0.09	$0.09		$0.36	$0.36

NM = Not meaningful

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 28,	December 29,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$22,123	$23,477
Restricted cash	39	38
Accounts receivable, net of allowance for doubtful accounts
of $1,131 and $1,336	66,677	72,806
Inventories, net	85,195	85,989
Income taxes receivable	3,196	4,549
Other current assets	15,359	9,997
Total current assets	192,589	196,856
Property, plant and equipment, net	145,854	126,868
Deferred income taxes	5,803	9,463
Goodwill	377,569	383,131
Other intangible assets, net	294,651	320,548
Other assets	5,285	5,299
Total assets	$1,021,751	$1,042,165
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$29,730	$40,879
Accrued compensation and benefits	16,898	13,260
Other accrued expenses and current liabilities	13,549	9,941
Current portion of contingent consideration	828	18,120
Current portion of long-term non-revolving debt, net	7,623	5,215
Dividends payable	2,884	2,878
Income taxes payable	4,941	2,697
Total current liabilities	76,453	92,990
Revolving line of credit	208,708	255,750
Long-term non-revolving debt, net	84,062	91,720
Contingent consideration, less current portion	-	840
Deferred income taxes	49,290	57,783
Other noncurrent liabilities	25,602	12,314
Total liabilities	444,115	511,397
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, par value $0.001, 2,000,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100,000,000 and 50,000,000 shares authorized,
32,046,597 and 31,964,775 shares issued and outstanding	32	32
Capital in excess of par value	365,310	357,933
Retained earnings	267,658	219,056
Accumulated other comprehensive loss	(55,364)	(46,253)
Total shareholders’ equity	577,636	530,768
Total liabilities and shareholders’ equity	$1,021,751	$1,042,165

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended
	December 28,	December 29,
	2019	2018
Cash flows from operating activities:
Net income	$60,268	$46,730
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	35,215	39,714
Loss on disposal of assets	2,843	56
Stock-based compensation expense	5,207	4,271
Amortization of debt issuance costs	717	729
Benefit for deferred income taxes	(551)	(1,455)
Amortization of acquisition related inventory step up	-	4,441
Change in fair value of contingent consideration	615	1,482
Forward contract (gains) losses, net	(2,863)	3,496
Other, net	1,156	(86)
(Increase) decrease in operating assets:
Accounts receivable	5,657	(5,976)
Inventories	(1,450)	(11,703)
Income taxes receivable	(2,459)	(4,054)
Other current assets	(4,043)	565
Other assets	1,772	(1,299)
Increase (decrease) in operating liabilities:
Accounts payable	(10,750)	5,894
Accrued expenses and other liabilities	5,700	(1,400)
Income taxes payable	6,234	(5,031)
Other noncurrent liabilities	(2,057)	1,076
Contingent consideration payments in excess of acquisition date fair value	(10,731)	-
Net cash provided by operating activities	90,480	77,450
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	-	(534,662)
Capital expenditures	(25,025)	(28,380)
Proceeds from dispositions of equipment	196	62
Cash settlement of forward contract	2,478	(2,535)
Net cash used in investing activities	(22,351)	(565,515)
Cash flows from financing activities:
Borrowings on revolving credit facility	129,951	282,500
Repayment of borrowings on revolving credit facility	(176,750)	(142,750)
Borrowings on long-term non-revolving debt	-	101,447
Repayment of borrowings on long-term non-revolving debt	(5,465)	(3,825)
Borrowings under factoring arrangements	-	3,184
Repayment of borrowings under factoring arrangements	-	(3,120)
Proceeds from stock issued	1,650	241,338
Dividends to shareholders	(11,525)	(11,003)
Debt issuance costs	-	(1,763)
Payment of contingent consideration liability	(8,016)	(17,342)
Other financing activities	(1,588)	(1,326)
Net cash (used in) provided by financing activities	(71,743)	447,340
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,261	318
Net decrease in cash, cash equivalents and restricted cash	(1,353)	(40,407)
Cash, cash equivalents and restricted cash, beginning of period	23,515	63,922
Cash, cash equivalents and restricted cash, end of period	$22,162	$23,515

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

	Three Months Ended		For the Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales:
Hydraulics	$102,550	$111,548	$442,812	$381,845
Electronics	23,377	27,175	111,853	126,200
Consolidated	$125,927	$138,723	$554,665	$508,045

Gross profit and margin:
Hydraulics	$37,248	$39,738	$161,401	$141,674
	36.3%	35.6%	36.4%	37.1%
Electronics	10,179	12,414	50,881	55,450
	43.5%	45.7%	45.5%	43.9%
Corporate and other	-	776	-	(4,441)
Consolidated	$47,427	$52,928	$212,282	$192,683
	37.7%	38.2%	38.3%	37.9%

Operating income and margin:
Hydraulics	$20,275	$22,291	$86,027	$83,858
	19.8%	20.0%	19.4%	22.0%
Electronics	3,016	5,086	21,994	25,046
	12.9%	18.7%	19.7%	19.8%
Corporate and other	(4,519)	(5,326)	(17,906)	(33,350)
Consolidated	$18,772	$22,051	$90,115	$75,554
	14.9%	15.9%	16.2%	14.9%

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2019 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2019	% of Total
Americas:
Hydraulics	$41.6		$41.2		$43.3		$36.2		$162.3
Electronics	26.1		26.6		24.0		19.5		$96.3
Consol. Americas	67.7	46%	67.8	47%	67.3	49%	55.7	44%	258.6	47.0%
EMEA:
Hydraulics	41.8		36.8		31.9		31.1		141.6
Electronics	2.5		1.8		2.1		2.0		8.4
Consol. EMEA	44.3	30%	38.6	27%	34.0	25%	33.1	26%	150.0	27.0%
APAC:
Hydraulics	33.1		35.7		34.9		35.2		138.9
Electronics	1.8		1.7		1.8		1.9		7.2
Consol. APAC	34.9	24%	37.4	26%	36.7	26%	37.1	30%	146.1	26.0%
Total	$146.9		$143.8		$138.0		$125.9		$554.7

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$38.4		$44.2		$148.7
Electronics	30.1		27.9		27.4		23.5		108.9
Consol. Americas	56.5	58%	67.6	50%	65.8	48%	67.7	49%	257.6	51%
EMEA:
Hydraulics	19.6		40.5		34.6		34.9		129.6
Electronics	2.7		2.7		2.7		2.0		10.1
Consol. EMEA	22.3	23%	43.2	32%	37.3	28%	36.9	27%	139.7	27%
APAC:
Hydraulics	16.6		23.4		31.1		32.4		103.5
Electronics	1.9		2.0		1.6		1.7		7.2
Consol. APAC	18.5	19%	25.4	18%	32.7	24%	34.1	24%	110.7	22%
Total	$97.3		$136.2		$135.8		$138.7		$508.0

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
GAAP operating income	$18,772	$22,051	$90,115	$75,554
Acquisition-related amortization of intangible assets	4,521	6,028	17,924	23,021
Acquisition-related amortization of inventory step-up	-	(776)	-	4,441
Acquisition and financing-related expenses	-	90	11	5,685
Restructuring charges	-	-	1,724	170
Loss on disposal of intangible asset	-	-	2,713	-
Other	-	-	127	-
Non-GAAP adjusted operating income	$23,293	$27,393	$112,614	$108,871
GAAP operating margin	14.9%	15.9%	16.2%	14.9%
Non-GAAP Adjusted operating margin	18.5%	19.7%	20.3%	21.4%

Non-GAAP Cash Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net income	$13,809	$16,424	$60,268	$46,730
Acquisition-related amortization of inventory step-up	-	(776)	-	4,441
Acquisition and financing-related expenses	-	90	11	5,685
Restructuring charges	-	-	1,724	170
Loss on disposal of intangible asset	-	-	2,713	-
Foreign currency forward contract loss	-	-	-	2,535
Change in fair value of contingent consideration	(51)	554	652	1,482
Amortization of intangible assets	4,521	6,088	18,065	23,262
Impact of tax reform	-	(1,400)	-	(1,400)
Other one-time tax related items	-	(1,920)	-	(1,920)
Other	-	-	127	-
Tax effect of above	(1,118)	(1,003)	(5,823)	(8,850)
Non-GAAP cash net income	$17,162	$18,057	$77,737	$72,135
Non-GAAP cash net income per diluted share	$0.54	$0.56	$2.43	$2.30

Helios Technologies Reports Fourth Quarter and Full Year 2019 Results

February 24, 2020

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net income	$13,809	$16,424	$60,268	$46,730
Interest expense, net	3,164	4,620	15,387	13,876
Income tax provision	3,052	607	15,039	9,665
Depreciation and amortization	9,209	10,913	35,215	39,714
EBITDA	29,234	32,564	125,909	109,985
Acquisition-related amortization of inventory step-up	-	(776)	-	4,441
Acquisition and financing-related expenses	-	90	11	5,685
Restructuring charges	-	-	1,724	170
Foreign currency forward contract loss	-	-	-	2,535
Change in fair value of contingent consideration	(51)	554	652	1,482
Loss on disposal of intangible asset	-	-	2,713	-
Other	-	-	127	-
Adjusted EBITDA	$29,183	$32,432	$131,136	$124,298
Adjusted EBITDA margin	23.2%	23.4%	23.6%	24.5%

Adjusted Net Cash Provided by Operating Activities and Free Cash Flow RECONCILIATION

(In thousands)

(Unaudited)

	For the Year Ended
	December 28,	December 29,
	2019	2018
Net cash provided by operating activities	$90,480	$77,450
Contingent consideration payment in excess of acquisition date fair value	10,731	-
Adjusted net cash provided by operating activities	101,211	77,450
Capital expenditures	(25,025)	(28,380)
Adjusted free cash flow	$76,186	$49,070
Adjusted free cash flow as a percent of sales	14%	10%

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.